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                                                                      Exhibit 99

NEWS RELEASE                                             [HUNTINGTON BANKS LOGO]


FOR IMMEDIATE RELEASE
MARCH 11, 1998

             FOR FURTHER INFORMATION, CONTACT:
             MEDIA:                                ANALYSTS:
             ------                                ---------
             HILLARY JEFFERS 614/480-5413          GERALD WILLIAMS 614/480-4456


                SOFIA TO LEAVE HUNTINGTON BANCSHARES INCORPORATED
                               TO FORM NEW COMPANY

         COLUMBUS, OHIO -- Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated, announced today that Zuheir Sofia, president, chief operating officer, and treasurer, will leave The Huntington effective June 30, 1998, to pursue a life-long ambition. Mr. Sofia will be forming Sofia & Company, Inc., to be headquartered in Columbus, Ohio. His company will be a vehicle to provide financial and investment services to a broad spectrum of businesses.

         "Zuheir Sofia has been a valuable colleague who has made significant contributions to our company for many years," said Frank Wobst. "He played an important role in building our banking franchise through a focused and disciplined acquisition program. He led our successful asset, liability, and capital management activity and developed many of our fee-based businesses. In doing so, he has gained industry-wide recognition for his expertise in these fields." Mr. Wobst continued, "We would have liked to have Mr. Sofia continue with us, but we respect his wishes to choose a second career at this time. We wish him well in his new endeavor and expect to become one of his company's first clients." Mr. Wobst will assume the additional title of president of Huntington Bancshares Incorporated upon Mr. Sofia's departure. Sofia remains a director of Huntington Bancshares Incorporated.

         Mr. Sofia said, "I have enjoyed a challenging and rewarding career of more than twenty-six years with The Huntington and I am proud to have played a part in its success. I have always viewed my position at The Huntington to be an important one, but not the final challenge in my career." Mr. Sofia continued, "I have long had an ambitious goal of running my own company and have chosen to do this while I am still relatively young and in good health."

         Mr. Sofia joined The Huntington in 1971. After developing and overseeing various business units, including international and corporate banking, investment and funds management, and finance, he was named vice chairman of The Huntington National Bank in 1983. He also served as chairman of its Asset and Liability Management Committee. In 1984, he was elected president and director of Huntington Bancshares Incorporated, adding responsibilities for capital markets, treasury, mortgage banking, operations, technology and other banking subsidiaries. In 1986, Mr. Sofia assumed the additional titles of chief operating officer and treasurer.

                                     -more-

             VISIT THE HUNTINGTON'S WEB SITE AT www.huntington.com
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HUNTINGTON BANCSHARES INCORPORATED


         Mr. Sofia holds a business and economics degree from Western Kentucky University and has earned a graduate degree in economics from Washington University. He is also a graduate of the Stonier Graduate School of Banking at Rutgers University. His many professional and civic affiliations include serving as a trustee of The Ohio State University, the Chairman of the Board of The Arthur G. James Cancer Hospital and Research Institute, and a trustee of The Ohio State University Hospitals. He is past Chairman of the Columbus Chapter of Young Presidents Organization, and is a member of Columbus Presidents Organization, the Chief Executive Organization, and the Bankers Roundtable. Mr. Sofia is founder, past President and Chairman of the Honorary Trustees of the Columbus Council on World Affairs. He is past Chairman of the Board of Columbus School for Girls, and honorary trustee for life and past Chairman of the Board of Trustees of the Columbus Symphony Orchestra.

         Huntington Bancshares Incorporated (NASDAQ: HBAN) is a $26 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, The Huntington has more than 132 years of serving the financial needs of its customers. The Huntington provides innovative products and services through its 547 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. The Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,250 ATMs and its Web Bank at www.huntington.com.

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